Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President—Investor Relations	Vice President—Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER REVISES GUIDANCE, PROVIDES UPDATE ON BUSINESS TRENDS, AND

UPDATES THE STATUS OF ITS WAYNE FUELING SYSTEMS ACQUISITION

•	Expects full year revenue to decline -4% to -5%, including an organic revenue decline of -7% to -8%, versus the prior forecast of full year revenue declining -3% to -5%, inclusive of an organic revenue decline of -6% to -8%

•	Forecasts third quarter EPS to now be in the range of $0.81 to $0.83, and full year EPS to be in the range of $3.00 to $3.05, as compared to the prior full year forecast of $3.35 to $3.45

•	Now anticipates its Wayne Fueling Systems acquisition will close in the first quarter of 2017 due to an ongoing regulatory review in the United Kingdom

Downers Grove, IL, October 10, 2016 – Today, Dover (NYSE: DOV) revised its 2016 guidance for revenue and diluted earnings per share from continuing operations (“EPS”) and provided an update on current business trends. Additionally, the Company provided an update on the status of its pending acquisition of Wayne Fueling Systems (“Wayne”).

The Company now expects full-year revenue to decline -4% to -5% versus a prior revenue forecast of -3% to -5%. This revised forecast includes organic revenue of -7% to -8%, as compared to the prior organic forecast of -6% to -8%. Unchanged from the prior forecast are the Company’s expectations for 7% growth from completed acquisitions, a -3% impact from dispositions, and a -1% impact from foreign currencies. The primary factors driving this revision are generally weaker capital spending across several industrial end-markets, continued weakness in longer cycle oil & gas exposed markets, and continued headwinds in our retail refrigeration business related to production inefficiencies.

Third quarter EPS is expected to be in the range of $0.81 to $0.83. Full-year EPS is now anticipated to be in the range of $3.00 to $3.05, as compared to prior guidance of $3.35 to $3.45. The Company’s revised guidance is a $0.38 reduction at the mid-point from the prior forecast, primarily reflecting lower performance, and also includes an expected $0.06 of other costs. These other costs, to be incurred in the fourth quarter, include $0.03 dilution relating to recently closed acquisitions, and incremental deal costs and restructuring charges totaling $0.03.

The Company also announced that its pending acquisition of Wayne is now expected to close in the first quarter of 2017, driven by the U.K. Competition and Markets Authority’s (“CMA”) decision to refer the acquisition for a Phase II investigation. A Phase II investigation can be avoided if the Company offers remedies that resolve the CMA’s concerns about the competitive overlap in the supply of fuel dispensers in the U.K. The Company intends to work diligently with the CMA to address those concerns.

Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “While our upstream drilling and production businesses showed solid improvement in the third quarter, and our Printing & Identification businesses continued to perform well, our overall results were well below our expectations. These results were principally impacted by a weak global economy and ongoing production inefficiencies in our retail refrigeration business. Looking forward, we expect continued solid performance from Printing & Identification as well as sequential improvements in our upstream business. We also expect the macro global economy to remain soft, later cycle oil & gas exposed businesses to remain weak, and continued margin pressures in Refrigeration & Food Equipment through the end of the year, as we work to streamline and improve our production systems. These factors will cause our full year results to be below our estimates previously communicated.”

Regarding the Wayne acquisition, Mr. Livingston said, “We are disappointed by the CMA’s decision, but committed to actively exploring measures to satisfy the CMA’s concerns to resolve this as quickly as possible. This issue relates only to the U.K. dispenser business, which is very small in the context of the wider transaction, and does not change the strategic rationale or economics of the transaction. Nevertheless, the transaction remains subject to the satisfaction of customary closing conditions, including approval by the CMA.

“When completed, the addition of Wayne is expected to add about $550 million of annual revenue and provide us with a unique product set to offer our customers around the world. It will provide us a great opportunity to participate in the significant EMV® upgrade cycle happening in the US. The combination of Wayne and our other recent acquisitions, together with recovering upstream oil & gas markets, give me confidence that Dover can have a differentiated growth profile in 2017.”

The Company will discuss the above information, as well as its third quarter 2016 results on its third quarter earnings call, which is scheduled for Wednesday, October 19, 2016 at 9:00 a.m. Central time (10:00 a.m. Eastern time).

About Dover:

Dover is a diversified global manufacturer with annual revenue approaching $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.

Forward Looking Statements:

Dover makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover undertakes no obligation to update any forward-looking statement.